Exhibit 99.1

Yumanity Therapeutics Reports Full Year 2020 Financial Results and Recent Corporate Developments

Closed $33.6 million PIPE in conjunction with the completion of reverse merger with Proteostasis Therapeutics; commenced trading on the Nasdaq Capital Market under the ticker symbol “YMTX”

Initiated dosing in the Phase 1b part of our MAD trial of YMTX-7739 in patients with Parkinson’s Disease; preliminary results expected by mid-year 2021

Boston, March 31, 2021 – Yumanity Therapeutics (NASDAQ: YMTX), a clinical-stage biopharmaceutical company focused on the discovery and development of innovative, disease-modifying therapies for neurodegenerative diseases, today announced financial results for the full year ended December 31, 2020 and provided an overview of the Company’s recent corporate developments and upcoming milestones.

“Yumanity made important scientific and operational progress throughout the course of the last year,” said Richard Peters, M.D., Ph.D., President, Chief Executive Officer and Director of Yumanity. “Following our transition to a publicly-traded company in December, we achieved key clinical milestones for our lead Parkinson’s disease program, YTX-7739, including demonstrating safety, tolerability, and penetration in the cerebrospinal fluid with a single ascending dose (SAD) study of YTX-7739 in healthy volunteers, completing enrollment in the Phase 1a part of our multiple ascending dose (MAD) study in healthy volunteers, and initiating dosing in the Phase 1b part in Parkinson’s disease patients. Additionally, we strengthened our balance sheet with the completion of the reverse merger and a $33.6 million PIPE, adding a total of $68.7 million to our balance sheet, which will allow us to further accelerate growth towards our goal of delivering disease-modifying drugs to patients suffering from neurodegenerative diseases. We look forward to providing updates on a number of key milestones throughout the year, including results from the Phase 1a part of our MAD study of YTX-7739 in healthy volunteers expected in the beginning of the second quarter of 2021, preliminary results from the Phase 1b part of our MAD study of YTX-7739 in patients with Parkinson’s disease expected in mid-2021, and the start of a Phase 1 trial for our next program, YTX-9184, for patients with dementia with Lewy Bodies anticipated in the second half of 2021.”

Recent Corporate Developments

•	Completed reverse merger with Proteostasis Therapeutics, Inc. on December 22, 2020 and commenced trading on the Nasdaq Capital Market on December 23, 2020, under the ticker symbol “YMTX”.

•	Closed $33.6 million common stock private investment in public equity (“PIPE”) transaction concurrently with the closing of the reverse merger.

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Announced the results from the Phase 1, single-ascending dose (SAD) study in healthy volunteers of YTX-7739, a novel SCD inhibitor being developed for the treatment of Parkinson’s disease. No safety concerns were identified and YTX-7739 was found to be well tolerated with most adverse events being mild or moderate in severity. Consistent with preclinical data, YTX-7739 demonstrated clinically relevant drug concentrations in the cerebral spinal fluid (CSF).

•	Completed enrollment of the Phase 1a part of our MAD study investigating the safety, tolerability, and pharmacokinetics of once daily oral administration of 2 doses of YTX-7739 in healthy volunteers.

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Initiated dosing of the Phase 1b part of our MAD study of YTX-7739 in patients with Parkinson’s disease. The Phase 1b part is expected to enroll 30 subjects and will collect safety, tolerability, pharmacokinetic and pharmacodynamic parameters including potential biomarkers of SCD activity and target engagement in the CSF, plasma, and other fluids or tissues.

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Presented results of a study of YTX-7739 that demonstrate pharmacological, physiological and behavioral pre-clinical proof of concept in a Parkinson’s disease (PD) mouse model. This oral presentation and two posters were presented at the 15th Annual International Conference on Alzheimer’s and Parkinson’s Diseases (AD/PD™ 2021) Virtual Conference, March 9 to 14, 2021.

Upcoming Milestones

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The Company expects to report the results of the Phase 1a part of the MAD study of YTX-7739 in healthy volunteers in the beginning of the second quarter of 2021. Detailed clinical data from this Phase 1 study in healthy volunteers with YTX-7739 will be presented at a future medical conference.

•	The Company remains on track to announce preliminary results from the Phase 1b part of the MAD study of YTX-7739 in patients with Parkinson’s disease by mid-year 2021.

•	The Company anticipates initiating a Phase 1 trial of YTX-9184, a novel SCD inhibitor being developed for the treatment of dementia with Lewy Bodies, in the second half of this 2021.

2020 Financial Highlights:

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Cash position: As of December 31, 2020, cash, cash equivalents and investments were $85.3 million, compared to $15.4 million as of December 31, 2019. The increase in cash, cash equivalents and investments was primarily due to the receipt of $35.1 million in cash, cash equivalents, and investments from our merger with Proteostasis, $33.6 million in gross proceeds from the sale of common stock in our PIPE, $21.6 million in gross proceeds from the issuance of Class C preferred units prior to the merger, and $15 million in upfront payments received from Merck as part of the collaboration agreement, offset by operating expenses incurred during the year.

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Collaboration revenue: Revenue recognized in 2020 was GAAP revenue earned related to the upfront fee of $15.0 million for the Company’s collaboration agreement with Merck. Collaboration revenue was $6.9 million for the year ended December 31, 2020. Yumanity did not recognize collaboration revenue in 2019.

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Research and development expenses: Research and development expenses were $22.3 and $23.0 million for the years ended December 31, 2020 and 2019, respectively. The decrease in research and development expenses was primarily due to a $2.4 million decrease in platform and early stages research external costs, partially offset by a $1.3 million increase in manufacturing costs and GLP toxicology studies for YTX-9184 and $0.9 million in clinical and consulting costs for YTX-7739.

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General and administrative expenses: General and administrative expenses were $11.9 million and $7.1 million for the years ended December 31, 2020 and 2019. The increase was primarily attributable to an increase in professional services fees associated with the transactions listed above.

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Net loss: The company reported a net loss of $57.5 million and $31.2 million for the years ended December 31, 2020 and 2019, respectively, which is an increase of $26.3 million, resulting primarily from a $28.3 million charge for in-process research and development expenses in connection with our reverse merger with Proteostasis in December 2020.

YUMANITY THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

(in thousands, except share/unit amounts)

	Year Ended December 31,
	2020	2019
Collaboration revenue	$6,896	—
Operating expenses:
Research and development	22,310	22,969
General and administrative	11,881	7,062
In-process research and development assets acquired	28,336	—

Total operating expenses	62,527	30,031

Loss from operations	(55,631)	(30,031)
Other income (expense), net	(1,856)	(1,178)

Net loss	$(57,487)	$(31,209)
Gain on extinguishment of Class B preferrered units	6,697	—

Net loss applicable to common shareholders	$(50,790)	$(31,209)
Net loss per share/unit, basic and diluted	$(21.57)	$(14.71)

Weighted average common shares/units outstanding, basic and diluted	2,354,143	2,121,843

SELECTED CONSOLIDATED BALANCE SHEET DATA (unaudited)

(in thousands)

	Year Ended December 31,
	2020	2019
Cash, cash equivalents and investments	$85,317	$15,368
Total current assets	87,581	16,174
Working capital	56,717	11,214
Total assets	114,835	17,606
Total debt	16,128	14,470
Total stockholders’ equity/members’ deficit	56,207	(91,900)

About YTX-7739

YTX-7739 is Yumanity Therapeutics’ proprietary lead small molecule investigational therapy designed to penetrate the blood-brain barrier and inhibit the activity of a novel target, stearoyl-CoA desaturase (SCD), that plays an important and previously unrecognized role in modulating neurotoxicity arising from the alpha-synuclein protein, a major driver of Parkinson’s disease and related neurodegenerative disorders. Misfolding and aggregation of alpha-synuclein triggers a cascade of events, ultimately resulting in neurotoxicity and the subsequent impairment of movement and cognition that afflicts patients living with this disease. Through inhibition of SCD, YTX-7739 modulates an upstream process in the alpha-synuclein pathological cascade and has been shown to rescue or prevent toxicity in preclinical models. The company is assessing the potential utility of YTX-7739 in Parkinson’s disease.

About SCD

SCD is an enzyme that catalyzes fatty acid desaturation, the products of which are incorporated into phospholipids, triglycerides, or cholesterol esters. These lipid-related molecules regulate multiple diverse cellular properties and processes, including membrane structure and function, vesicle trafficking, intracellular signaling and inflammation. SCD expression is regulated by a transcription factor known as SREBF1, which has been identified in human genome-wide association studies as a risk factor for Parkinson’s disease. In preclinical models, SCD inhibition appears to normalize the dynamic interaction of pathological alpha-synuclein with membranes, which improves neuronal function and reduces toxicity, leading to enhanced neuronal survival. Alpha-synuclein-dependent disruption of membrane-related biological pathways, such as vesicle trafficking, is closely linked to the formation of Lewy body protein/membrane aggregations, a hallmark pathological feature of Parkinson’s disease.

About Yumanity Therapeutics

Yumanity Therapeutics is a clinical-stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases through its scientific foundation and drug discovery platform. The Company’s most advanced product candidate, YTX-7739, is currently in Phase 1 clinical development for Parkinson’s disease. Yumanity’s drug discovery platform is designed to enable the Company to rapidly screen for potential disease-modifying therapies by overcoming toxicity of misfolded proteins in neurogenerative diseases. Yumanity’s pipeline consists of additional programs focused on Lewy body dementia, multi- system atrophy, amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), frontotemporal lobar dementia (FTLD), and Alzheimer’s disease. For more information, please visit www.yumanity.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding our business strategy for and the potential therapeutic benefits of our current and prospective product candidates and results of preclinical studies, and the design, commencement, enrollment, and timing of ongoing or planned clinical trials, clinical trial results, product approvals and regulatory pathways, the anticipated benefits of our drug discovery platform, and statements regarding our financial and cash position and expected cash runway. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Results in preclinical or early-stage clinical trials may not be indicative of results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented.

Any forward-looking statements in this press release are based on Yumanity’s current expectations, estimates and projections about our industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of Yumanity’s product candidates will not be successfully developed or commercialized, the risk of cessation or delay of any ongoing or planned clinical trials of Yumanity’s or our collaborators, the risk that Yumanity may not successfully recruit or enroll a sufficient number of patients for our clinical trials, the risk that Yumanity may not realize the intended benefits of our drug discovery platform, the risk that our product candidates will not have the safety or efficacy profile that we anticipate, the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical or clinical trials, will not be replicated or will not continue in ongoing or future studies or trials involving Yumanity’s product candidates, the risk that we will be unable to obtain and maintain regulatory approval for our product candidates, the risk that the size and growth potential of the market for our product candidates will not materialize as expected, risks associated with our dependence on third-party suppliers and manufacturers, risks regarding the accuracy of our estimates of expenses and future revenue, risks relating to our capital requirements and needs for additional financing, risks relating to clinical trial and business interruptions resulting from the COVID-19 outbreak or similar public health crises, including that such interruptions may materially delay our enrollment and development timelines and/or increase our development costs or that data collection efforts may be impaired or otherwise impacted by such crises, and risks relating to our ability to obtain and maintain intellectual property protection for our product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Yumanity’s actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Yumanity’s most recent Annual or Quarterly Report, as well as discussions of potential risks, uncertainties and other important factors in Yumanity’s subsequent filings with the Securities and Exchange Commission. Yumanity explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investors:

Burns McClellan, Inc.

John Grimaldi

jgrimaldi@burnsmc.com

(212) 213-0006

Media:

Burns McClellan, Inc.

Ryo Imai / Robert Flamm, Ph.D.

rimai@burnsmc.com / rflamm@burnsmc.com

(212) 213-0006

Source: Yumanity Therapeutics, Inc.